Exhibit 99.1

KULR Grants Carbon Fiber Cathode License for Nuclear Reactor Application

HOUSTON / January 14, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced the signing of a multi-million-dollar licensing agreement with a new technology partner (“Licensee”) to enable advanced carbon fiber cathode applications for nuclear reactor systems in Japan.

Applications for Carbon Fiber Cathode Technology

The licensed carbon fiber cathode solutions are specifically engineered for critical use in nuclear reactors, offering enhanced safety, superior heat dissipation, and structural integrity. The carbon fiber-based thermal interface materials provide high-performance solutions for demanding nuclear energy applications.

The license will be applied to laser-based nuclear fusion systems as well as small modular reactors (SMR’s) - a rapidly emerging technology with the potential to deliver cost-effective and reliable fusion energy. Laser-based fusion employs high-powered lasers to initiate fusion reactions, representing a groundbreaking alternative to traditional methods.

Strategic Market Opportunities

This licensing agreement underscores KULR’s leadership in carbon fiber-based energy solutions and opens new opportunities for advancements in nuclear technology within Japan and the broader Asian market. By leveraging its innovative carbon fiber cathode technology, KULR aims to contribute to the development of fusion technology to meet the world's increasing energy demands while addressing climate change.

According to Goldman Sachs, data center energy demand - currently representing 1-2% of global demand - is projected to double by 2030. This growth is driven by hyperscalers increasingly focusing on nuclear energy to meet the rising demands of AI-powered applications in data centers. With global electricity use projected to rise by as much as 75% by 2050 (U.S. Department of Energy), KULR’s technology is poised to play a pivotal role in addressing these challenges.

“This licensing agreement represents a significant milestone for KULR as we expand the applications of our carbon fiber technologies into the nuclear energy sector,” said Michael Mo, CEO of KULR Technology Group. “We are proud to partner with an innovative Licensee to bring our cutting-edge cathode and thermal interface materials to the forefront of nuclear reactor technology.”

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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